EXHIBIT 5.1
McGuire, Craddock & Strother, P.C.
Attorneys And Counselors
2501 N. Harwood
Suite 1800
Dallas, Texas 75201
Telephone (214) 954-6800
Telecopier (214) 954-6868

May 3, 2013

Pizza Inn Holdings, Inc.
3551 Plano Parkway
Suite 1000
The Colony, Texas 75056

Re:	Form S-3 Registration Statement

Gentlemen:

We have acted as counsel to Pizza Inn Holdings, Inc., a Missouri corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale, from time to time, as set forth in the Registration Statement and one or more supplements to the prospectus contained therein, of up to $3,000,000 aggregate initial offering price of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to be issued and sold by the Company.  This letter is being delivered to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In connection with this opinion, we have examined the Company’s Articles of Incorporation and By-Laws, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on certificates and other inquiries of officers of the Company.

We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto.  In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

Based on the foregoing, we are of the opinion that, when (a) the Company has taken all necessary action to authorize and approve the issuance of shares of its Common Stock, the terms of the offering thereof and related matters, and (b) such shares of the Common Stock have been issued and delivered against payment therefor in accordance with the terms of an applicable definitive purchase, underwriting or similar agreement, then such shares of the Common Stock will have been validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

MCGUIRE, CRADDOCK & STROTHER, P.C.